EXHIBIT 10(a)

INDEPENDENT AUDITORS CONSENT

We consent to the use in this Post-Effective Amendment No. 10 to the Registration Statement on Form N-4 Reg. No. 33-19765 of Sun Life (N.Y.) Variable Account B of our report dated February 15, 2002 accompanying the financial statements of Sun Life (N.Y.) Variable Account B and to the use of our report dated February 15, 2002 accompanying the financial statements of Sun Life Insurance and Annuity Company of New York, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the incorporation by reference of our report dated February 15, 2002 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2001.

We also consent to the references to us under the heading "Condensed Financial Information-Accumulation Unit Values" in the Prospectus, which is part of the registration Statement and under the heading "Accountants" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 30, 2002